EXHIBIT 99.1

FOR IMMEDIATE RELEASE

November 6, 2023

FORZA X1 REPORTS THIRD QUARTER RESULTS

FORT PIERCE, FLORIDA, November 6, 2023 – Forza X1, Inc. (Nasdaq: FRZA) (“Forza” or the “Company”), a developer of electric sport boats aimed at promoting sustainable recreational boating, today reported operational highlights and financial results for the third quarter of fiscal 2023.

“We intend to be among the first to develop and manufacture electric boats targeting the recreational market,” said Jim Leffew, Chief Executive Officer and President of Forza X1, Inc. “We are focused on the creation and implementation of marine electric vehicle (“EV”) technology to control and power our electric boats utilizing our proprietary outboard electric motor. Our electric boats are being designed as fully integrated electric boats including the hull, outboard motor, and control system.”

“We believe that the boating industry will follow in the footsteps of the electrification of the automotive industry by creating electric boats that meet or exceed the traditional boating consumer’s expectations of price, value and run times. In other words, electric boats must offer a similar experience when compared to traditional gas-powered boats in terms of size, capability, and price point,” stated Mr. Leffew.

“To date, Forza X1 has built-out and tested multiple Forza company units, including: three offshore-style catamarans, two bay boat-style catamarans, one deck boat, and three 22-foot center or dual console (F22) monohulls. In addition, we have also electrified two pontoon boats for demonstration purposes for Polaris Marine, including a Bennington and Godfrey, which were successfully showcased at their recent dealer meetings. We will continue to enhance the Godfrey model at our Old Fort, NC test facility and will test our 300HP motor variant and experiment with LFP style lithium batteries. We are in the process of an additional pontoon electrification project and are building an additional five monohulls, two of which will be showcased in Southern California in early 2024 at one of the premier OneWater dealerships. Forza completed and successfully tested its first 22-foot, fully electrified, dual console model in September and October of 2023. This model will be offered in 2024 with the existing center console.”

“Each build cycle involves extensive duration and performance testing of our new, ongoing improvements. The engine design, lower units, and control systems are continuously improved with each iteration. We continue to iterate the engine design, including value engineering of parts and lightweighting of engine components,” added Jim Leffew.

“In June, Forza X1 announced that it received an initial purchase order from OneWater Marine, Inc. (Nasdaq: ONEW) indicating its intention to purchase 100 units of the Company’s upcoming 22-foot electric monohull boat – which was introduced in March of 2023 – representing approximately $12,000,000 in expected revenue. This milestone agreement will allow Forza to sell through the conventional dealer model sales channel to support those looking for a more traditional way of purchasing a boat, or to accompany trade-ins, financing needs, and training. The participation of OneWater has been well-received in the marketplace and is a significant achievement for Forza X1.” stated Jim Leffew.

“We anticipate revenue from the sale of these fully integrated electric boats and motors to begin in early 2024. We have also engaged with several high-profile marine manufacturers to offer our electrification expertise and hardware packages as a service. Additional confidential discussions have been held with other renowned and start-up manufacturers representing a variety of hull platform types,” stated Leffew.

Full construction is underway at our North Carolina property and is expected to last for approximately ten months. To date, all of the structural steel and rebar has been delivered and the 60,000 square foot pad is being prepped for concrete and footer work. The building will be capable of producing 500 boats annually or more and will serve as the technology and fabrication center for Forza X1.

Highlights for the Quarter Ended September 30, 2023:

●	The Company had cash, cash equivalents, and marketable securities of approximately $15,335,340 as of September 30, 2023.

●	The Company had working capital of approximately $16,016,417 as of September, 2023.

Conference Call

Jim Leffew, CEO and President of Forza X1, Inc., will hold a conference call today, Monday, November 6, 2023, at 10:00 a.m. (Eastern). To listen to the conference call, interested parties should dial-in 1-877-407-4018 and use Conference ID 13742418. All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the Forza X1 conference call.

The conference call will also be available through a live audio webcast that can be accessed by clicking on LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.forzax1.com/sec-filings.

About Forza X1, Inc.

Forza X1, Inc. is a recreational boat builder that manufactures stylish electric sport boats. We are focused on the creation, implementation and sale of electric boats utilizing our electric vehicle technology to control and power our boats and proprietary outboard electric motor. Our electric boats are designed as fully integrated electric boats including the hull, outboard motor and control system. For more information, please visit www.forzax1.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” ““expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding being among the first to develop and manufacture electric boats targeting the recreational market, the boating industry following in the footsteps of the electrification of the automotive industry by creating electric boats that meet or exceed the traditional boating consumer’s expectations of price, value and run times, continuing to enhance the Godfrey model at Forza’s Old Fort, NC test facility and plans to test the Company’s 300HP motor variant and experiment with LFP style lithium batteries, being in the process of an additional pontoon electrification project and building an additional five monohulls, two of which will be showcased in Southern California in early 2024 at one of the premier OneWater dealerships, offering Forza’s 22-foot, fully electrified, center console model in in 2024, continuously improving the engine design, lower units, and control systems with each build cycle iteration, the agreement with OneWater Marine, Inc. representing approximately $12,000,000 in expected revenue, the agreement allowing the Company to sell through the conventional dealer model sales channel to support those looking for a more traditional way of purchasing a boat, or to accompany trade-ins, financing needs, and training, revenue from the sale of the Company’s fully integrated electric boats and motors beginning in early 2024, discussions with other marine manufacturers to offer the Company’s electrification expertise and hardware packages as a service, construction at the Company’s North Carolina property lasting for approximately ten months and the building being capable of producing 500 boats annually or more and serving as the technology and fabrication center for the Company.

These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to develop and manufacture its fully integrated electric boats and motors as planned, the Company’s ability to fulfill and generate revenue from the purchase order received from OneWater Marine, Inc., the Company’s ability through the OneWater agreement to sell through the conventional dealer model sales channel to support those looking for a more traditional way of purchasing a boat, or to accompany trade-ins, financing needs, and training, the Company’s ability to commence generating revenues from the sale of its electric boats and motors beginning in early 2024, the Company’s ability to provide its electrification expertise and hardware packages as a service, the Company’s ability to complete the construction of its North Carolina property in approximately ten months, the Company’s ability to produce 500 boats annually or more at the North Carolina building, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and subsequent filings with the Securities and Exchange Commission.

The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:

Glenn Sonoda
investor@forzax1.com

SOURCE: Forza X1, Inc.

	September 30,	December 31,
	2023	2022	Change	% Change
Cash and cash equivalents	$5,438,820	$12,767,199	$(7,328,379)	(57.4%)
Current assets	$16,242,785	$13,286,934	$2,955,851	22.2%
Current liabilities	$226,368	$453,191	$(226,823)	(50.1%)
Working capital	$16,016,417	$12,833,743	$3,182,674	24.8%

	Three Months ended September 30,
	2023	2022	Change	% Change
Net sales	$18,559	$—	$18,559	—
Cost of sales	$11,621	$66,543	$(54,922)	(83%)
Gross loss	$6,938	$(66,543)	$73,481	(110%)
Operating expenses	$1,258,966	$979,585	$279,381	29%
Loss from operations	$(1,252,028)	$(1,046,128)	$(205,900)	20%
Other income (expense)	$205,714	$3,465	$202,249	5,837%
Net loss	$(1,046,314)	$(1,042,663)	$(3,651)	0%
Net loss per common share: Basic	$(0.07)	$(0.12)	$0.05	(42%)
Weighted average number of common shares outstanding: Basic	15,784,000	8,837,470	6,946,530

	Nine Months ended September 30,
	2023	2022	Change	% Change
Net sales	$18,559	$—	$18,559	—
Cost of sales	$102,358	$90,633	$11,725	13%
Gross loss	$(83,799)	$(90,633)	$6,834	(8%)
Operating expenses	$4,917,498	$2,089,661	$2,827,837	135%
Loss from operations	$(5,001,297)	$(2,180,294)	$(2,821,003)	129%
Other income (expense)	$466,197	$(28,944)	$495,141	(1,711%)
Net loss	$(4,535,100)	$(2,209,238)	$(2,325,862)	105%
Net loss per common share: Basic and Diluted	$(0.36)	$(0.29)	$(0.07)	24%
Weighted average number of shares of common stock outstanding	12,579,866	7,619,275	4,960,591